Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES QUARTERLY AND ANNUAL

FINANCIAL RESULTS

TOMS RIVER, NEW JERSEY, January 21, 2016…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share increased to $0.31 for the quarter ended December 31, 2015, as compared to $0.30 for the corresponding prior year quarter. For the year ended December 31, 2015, diluted earnings per share increased to $1.21, as compared to $1.19 for the prior year.

On July 31, 2015, the Company completed its acquisition of Colonial American Bank (“Colonial”), which added $142.4 million to assets, $121.2 million to loans, and $123.3 million to deposits. The results of operations for the quarter and year ended December 31, 2015 included non-recurring merger related expenses which decreased net income, net of tax benefit, by $441,000 and $1.3 million, respectively. Excluding these items, core earnings for the quarter and year ended December 31, 2015 were $5.7 million, or $0.33 per diluted share, and $21.6 million, or $1.29 per diluted share, respectively. (Please refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of non-recurring merger related expenses.)

Highlights for the quarter are described below.

•	Commercial loans outstanding increased $29.8 million, an annualized growth rate of 12.8%, the tenth consecutive quarter of double digit percentage growth. Over the last year, commercial loans outstanding increased $155.2 million, or 21.1%, excluding Colonial.

•	Net interest margin improved to 3.37%, as compared to 3.26% in the trailing quarter and 3.27% in the prior year quarter.

•	On January 5, 2016, the Company announced it had entered into a definitive agreement and plan of merger pursuant to which Cape Bancorp, Inc. will merge with and into OceanFirst in a transaction valued at approximately $208.1 million. Cape is one of Southern New Jersey’s largest community banks with 22 full-service banking centers, five loan offices and approximately $1.6 billion in total assets, $1.3 billion in total deposits and $1.1 billion in gross loans.

Chief Executive Officer and President Christopher D. Maher commented, “The Company delivered another quarter of solid earnings with the commercial loan team again providing strong organic growth and double-digit increases.” Mr. Maher added; “We are pleased to also report strong net interest margin in the fourth quarter as a driving contributor of our performance.”

The Company also announced that the Board of Directors declared its seventy-sixth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended December 31, 2015 of $0.13 per share will be paid on February 12, 2016 to stockholders of record on February 1, 2016.

With strong loan portfolio growth, the Bank is focused on expanding its funding sources. The Bank opened an additional branch in Jackson Township, Ocean County, in the third quarter. The branch operates with a smaller staff by handling sales and complex service transactions with universal bankers, while routine teller transactions are handled through “Personal Teller Machines”. Also, during the quarter the Bank opened a Remote Service Unit utilizing a Personal Teller Machine and an adjacent Deposit Production Office in an active adult community in Ocean County. Additionally, on July 31, 2015, the Bank executed an agreement to purchase an existing retail branch with total deposits of $24.6 million and core deposits (all deposits except time deposits) of $20.2 million located in the Toms River market. The purchase has received regulatory approval and is expected to close at the end of the first quarter of 2016.

Results of Operations

Net income for the quarter ended December 31, 2015 was $5.2 million, or $0.31 per diluted share, as compared to net income of $4.9 million, or $0.30 per diluted share, for the corresponding prior year period. For the year ended December 31, 2015 net income totaled $20.3 million, or $1.21 per diluted share, as compared to net income of $19.9 million, or $1.19 per diluted share for the prior year. Net income for the quarter and year ended December 31, 2015 includes non-recurring merger related expenses, net of tax benefit, of $441,000 and $1.3 million, respectively, which reduced diluted earnings per share by $0.02 and $0.08, respectively. Excluding the non-recurring merger related expenses, the increases in diluted earnings per share over the previous year periods were primarily due to higher net interest income and lower provisions for loan losses, partly offset by a reduction in other income and higher operating expenses.

Net interest income for the quarter and the year ended December 31, 2015 increased to $20.7 million and $76.8 million, respectively, as compared to $18.0 million and $72.3 million, respectively, for the same prior year periods, reflecting an increase in interest-earning assets, and a net interest margin that was higher for the quarter, but lower for the year. Average interest-earning assets increased $250.9 million and $160.2 million, respectively, for the quarter and year ended December 31, 2015, as compared to the same prior year periods. Both of the current year periods were favorably impacted by the interest-earning assets acquired from Colonial, which averaged $116.6 million and $51.2 million, respectively, for the quarter and year ended December 31, 2015. Average loans receivable, net, increased $325.3 million and $222.7 million, respectively, for the quarter and year ended December 31, 2015, as compared to the same prior year periods. The increases attributable to Colonial were $106.6 million and $46.8 million for the quarter and the year, respectively. The net interest margin increased to 3.37% from 3.27% for the quarter ended December 31, 2015, as compared to the same prior year period. The net interest margin decreased to 3.28% from 3.31% for the year ended December 31, 2015, as compared to the prior year. The yield on average interest-earning assets increased to 3.77% and 3.66%, respectively, for the quarter and year ended December 31, 2015, as compared to 3.64% and 3.65%, respectively, for the same prior year periods. The yield on average interest-earning assets and the net interest margin for the quarter and year ended December 31, 2015 benefited from $201,000 and $262,000, respectively, in loan prepayment fees, as compared to $77,000 and $155,000, respectively, in the prior year periods. The cost of average interest-bearing liabilities increased to 0.50% and 0.48% for the quarter and year ended December 31, 2015, respectively, as compared to 0.45% and 0.42%, respectively, in the prior year periods. In anticipation of a rising interest rate environment, the Company has extended its borrowed funds into higher-costing longer-term maturities. Since December 31, 2013, the Bank has extended $197.4 million of short-term funding into 3-5 year maturities, extending the weighted average maturity of term borrowings from 1.3 years to 3.1 years at December 31, 2015. The total cost of deposits (including non-interest bearing deposits) was 0.23% for the year ended December 31, 2015, unchanged compared to the prior year.

Net interest income for the quarter ended December 31, 2015 increased $1.1 million, as compared to the prior linked quarter. The net interest margin increased to 3.37% for the quarter ended December 31, 2015, from 3.26% for the prior linked quarter and average interest-earning assets increased by $58.6 million. The yield on average interest-earning assets increased to 3.77% for the quarter ended December 31, 2015, from 3.66% for the prior linked quarter, while the cost of average interest-bearing liabilities was unchanged at 0.50%. The net interest margin benefited from the higher-yielding interest-earning assets acquired from Colonial and from an increase of $201,000 of loan prepayment fees.

For the quarter and the year ended December 31, 2015, the provision for loan losses was $300,000 and $1.3 million, respectively, as compared to $825,000 and $2.6 million, respectively, for the corresponding prior year periods. Net charge-offs decreased to $870,000, for the year ended December 31, 2015, as compared to net charge-offs of $7.2 million in the corresponding prior year period. In September 2014, the Company completed the bulk sale of certain non-performing residential mortgage loans which resulted in a total loan charge-off of $5.0 million. The provision exceeded net charge-offs for both the quarter and year ended December 31, 2015 to account for loan growth. The provision for loan losses, consistent with the low level of net charge-offs, was unchanged at $300,000, as compared to the prior linked quarter. Net charge-offs were $216,000 for the quarter ended December 31, 2015, as compared to $196,000 for the quarter ended September 30, 2015. Non-performing loans decreased by $6.1 million at December 31, 2015, as compared to September 30, 2015 primarily due to the transfer of a loan to a hotel, golf and banquet facility in New Jersey to other real estate owned. The facility is currently under contract for sale, subject to due diligence and customary closing conditions. If executed under the existing terms of the contract, no charge-off is expected.

For the quarter and the year ended December 31, 2015, other income decreased to $4.1 million and $16.4 million, respectively, as compared to $4.6 million and $18.6 million, respectively, in the same prior year periods. The decrease from the prior year quarter was primarily due to the 2014 sale of servicing rights on a majority of residential mortgage loans serviced for the Federal agencies at a gain of $408,000. The decrease in other income for the year ended December 31, 2015 was $2.2 million, as compared to the prior year. The 2014 amount includes gains on sales of equity securities of $1.0 million. The sale of loan servicing rights reduced other income by $845,000 in 2015, including the reduced gains on the sale of servicing rights and the reduction in loan servicing income. Fees and service charges declined $465,000 due to the sector wide impact of the consumer shift away from deposit overdrafts.

Operating expenses increased to $16.5 million and $60.8 million, respectively, for the quarter and year ended December 31, 2015, as compared to $14.4 million and $57.8 million, respectively, in the same prior year periods. Operating expenses for the quarter and year ended December 31, 2015 include $614,000 and $1.9 million, respectively, in non-recurring merger related expenses relating to the acquisition of Colonial. The Company believes that all merger expenses related to Colonial have been recorded at December 31, 2015. Additionally, operating expenses attributable to Colonial for the quarter and year ended December 31, 2015 were $597,000 and $1.1 million, respectively. Approximately $172,000 of the fourth quarter expenses were associated with operating duplicate systems. These expenses have been eliminated entering 2016. Compensation and employee benefits expense increased $573,000 for the quarter ended December 31, 2015, as compared to the same prior year period. The increase was primarily due to higher salary expense associated with the Colonial acquisition, personnel increases in commercial lending, and the opening of two new branches. Compensation and employee benefits expenses for the year ended December 31, 2015 increased $519,000 over the prior year period which included $196,000 in severance related expenses due to the Company’s strategic decision to improve efficiency in the residential mortgage loan area.

For the quarter ended December 31, 2015, operating expenses increased compared to the prior linked quarter by $768,000, excluding merger related expenses. The increase was primarily due to a full quarter of expense associated with Colonial; the full impact of opening a new branch in the third quarter; growth in data processing costs and higher professional fees primarily relating to non-recurring items.

The provision for income taxes was $2.8 million and $10.9 million, respectively, for the quarter and year ended December 31, 2015, as compared to $2.5 million and $10.6 million, respectively, for the same prior year periods. The effective tax rate was 34.7% and 34.9%, respectively, for the quarter and the year ended December 31, 2015, as compared to 33.6% and 34.8%, respectively, for the same prior year periods and 35.5% in the prior linked quarter. The increases in the effective tax rate over the prior year periods were primarily due to non-deductible merger related expenses.

Financial Condition

Total assets increased by $236.4 million to $2,593.1 million at December 31, 2015, from $2,356.7 million at December 31, 2014, primarily due to $142.4 million of total assets from the Colonial acquisition. Loans receivable, net, increased by $281.9 million, to $1,970.7 million at December 31, 2015, from $1,688.8 million at December 31, 2014, which included $121.2 million of loans acquired from the Colonial acquisition, growth in commercial loans (excluding Colonial) of $155.2 million, and the purchase of two pools of performing, locally-originated, one-to-four family, non-conforming mortgage loans for $22.0 million. The increase in loans receivable, net, was partly offset by a decrease in total securities of $64.5 million. As part of the Colonial acquisition, the Company has outstanding goodwill and core deposit intangible at December 31, 2015 of $1.8 million and $256,000, respectively.

Deposits increased by $196.5 million, to $1,916.7 million at December 31, 2015, from $1,720.1 million at December 31, 2014. The increase in total deposits was primarily due to $123.3 million acquired from Colonial. Excluding Colonial, business deposits increased $26.2 million demonstrating the value of relationship based lending. Deposits decreased $51.1 million, as compared to the prior linked quarter, partly due to seasonality as the Bank experienced a large increase in deposits in the third quarter. The loan-to-deposit ratio at December 31, 2015 was 102.8%, an increase as compared to 98.5% at September 30, 2015 and 98.2% at December 31, 2014. Funding sources will benefit from the expected first quarter 2016 closing on the purchase of an existing retail branch located in the Toms River market.

Stockholders’ equity increased to $238.4 million at December 31, 2015, as compared to $218.3 million at December 31, 2014, due to stock consideration of $11.8 million issued for the purchase of Colonial and net income for the year, partly offset by the repurchase of 373,594 shares of common stock for $6.5 million (average cost per share of $17.28) and the cash dividend on common stock. At December 31, 2015, there were 244,804 shares available for repurchase under the stock repurchase program adopted in July of 2014. Tangible stockholders’ equity per common share was $13.67 at December 31, 2015, as compared to $12.91 at December 31, 2014.

Asset Quality

The Company’s non-performing loans totaled $18.3 million at December 31, 2015, unchanged compared to December 31, 2014. Non-performing loans do not include $461,000 of purchased credit impaired (“PCI”) loans acquired from Colonial. The Company’s other real estate owned totaled $8.8 million at December 31, 2015, a $4.2 million increase from December 31, 2014. The amount at December 31, 2015 includes $7.0 million relating to a hotel, golf and banquet facility located in New Jersey which the Company acquired in the fourth quarter of 2015. At December 31, 2015, the Company’s allowance for loan losses was 0.84% of total loans, a decline from 0.85% at September 30, 2015 and 0.95% at December 31, 2014. The decline in the loan coverage ratio from the prior year was primarily a result of Colonial loans acquired at fair value, with no corresponding allowance. The allowance for loan losses as a percent of total non-performing loans was 91.51% at December 31, 2015, an increase from 68.21% at September 30, 2015 and 89.13% in the prior year.

Annual Meeting

The Company also announced today that its Annual Meeting of Stockholders will be held on Thursday, June 2, 2016 at 10:00 a.m. Eastern time, at Jack Baker’s Lobster Shanty located at 83 Channel Drive, Point Pleasant Beach, New Jersey. The record date for stockholders to vote at the Annual Meeting is April 11, 2016.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, January 22, 2016 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10078024 from one hour after the end of the call until April 22, 2016. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

* * *

OceanFirst Financial Corp.‘s subsidiary, OceanFirst Bank, founded in 1902, is a community bank with $2.6 billion in assets and 27 branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank delivers commercial and residential financing solutions, wealth management, and deposit services throughout the central New Jersey region and is the largest and oldest financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.‘s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31, 2015	September 30, 2015	December 31, 2014
		(unaudited)
ASSETS
Cash and due from banks	$43,946	$50,576	$36,117
Securities available-for-sale, at estimated fair value	29,902	30,108	19,804
Securities held-to-maturity, net (estimated fair value of $397,763 at December 31, 2015, $400,852 at September 30, 2015, and $474,215 at December 31, 2014, respectively)	394,813	392,932	469,417
Federal Home Loan Bank of New York stock, at cost	19,978	15,970	19,170
Loans receivable, net	1,970,703	1,938,972	1,688,846
Mortgage loans held for sale	2,697	2,306	4,201
Interest and dividends receivable	5,860	5,978	5,506
Other real estate owned	8,827	3,262	4,664
Premises and equipment, net	28,419	28,721	24,738
Servicing asset	589	639	701
Bank Owned Life Insurance	57,549	57,206	56,048
Deferred tax asset	17,016	18,298	15,594
Other assets	10,691	10,816	11,908
Core deposit intangible	256	269	—
Goodwill	1,822	1,845	—

Total assets	$2,593,068	$2,557,898	$2,356,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,916,678	$1,967,771	$1,720,135
Securities sold under agreements to repurchase with retail customers	75,872	77,993	67,812
Federal Home Loan Bank advances	324,385	233,006	305,238
Other borrowings	22,500	27,500	27,500
Advances by borrowers for taxes and insurance	7,121	7,808	6,323
Other liabilities	8,066	9,132	11,447

Total liabilities	2,354,622	2,323,210	2,138,455

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 17,286,557, 17,276,677, and 16,901,653, shares outstanding at December 31, 2015, September 30, 2015, and December 31, 2014, respectively	336	336	336
Additional paid-in capital	269,757	269,332	265,260
Retained earnings	229,140	226,115	217,714
Accumulated other comprehensive loss	(6,241)	(6,326)	(7,109)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,045)	(3,116)	(3,330)
Treasury stock, 16,280,215, 16,290,095, and 16,665,119 shares at December 31, 2015, September 30, 2015, and December 31, 2014, respectively	(251,501)	(251,653)	(254,612)
Common stock acquired by Deferred Compensation Plan	(314)	(311)	(304)
Deferred Compensation Plan Liability	314	311	304

Total stockholders’ equity	238,446	234,688	218,259

Total liabilities and stockholders’ equity	$2,593,068	$2,557,898	$2,356,714

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended,			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
	(unaudited)
Interest income:
Loans	$21,143	$19,976	$17,843	$77,694	$70,564
Mortgage-backed securities	1,449	1,460	1,709	6,051	6,845
Investment securities and other	557	534	515	2,118	2,444

Total interest income	23,149	21,970	20,067	85,863	79,853

Interest expense:
Deposits	1,217	1,162	1,010	4,301	4,103
Borrowed funds	1,244	1,233	1,033	4,733	3,402

Total interest expense	2,461	2,395	2,043	9,034	7,505

Net interest income	20,688	19,575	18,024	76,829	72,348
Provision for loan losses	300	300	825	1,275	2,630

Net interest income after provision for loan losses	20,388	19,275	17,199	75,554	69,718

Other income:
Bankcard services revenue	926	929	875	3,537	3,478
Wealth management revenue	530	501	553	2,187	2,280
Fees and service charges	2,082	2,091	2,107	8,124	8,589
Loan servicing income	82	75	123	268	816
Net gain on sale of loan servicing	—	—	408	111	408
Net gain on sales of loans available for sale	185	260	194	822	772
Net gain on sales of investment securities available for sale	—	—	93	—	1,031
Net loss from other real estate operations	(38)	(59)	(226)	(149)	(390)
Income from Bank Owned Life Insurance	343	348	380	1,501	1,477
Other	8	7	113	25	116

Total other income	4,118	4,152	4,620	16,426	18,577

Operating expenses:
Compensation and employee benefits	8,438	8,269	7,865	31,946	31,427
Occupancy	1,518	1,508	1,356	5,722	5,510
Equipment	1,162	951	875	3,725	3,278
Marketing	428	398	359	1,516	1,795
Federal deposit insurance	528	541	510	2,072	2,128
Data processing	1,349	1,193	1,071	4,731	4,239
Check card processing	427	490	476	1,815	1,934
Professional fees	541	390	665	1,865	2,267
Other operating expense	1,481	1,369	1,219	5,484	5,186
Amortization of core deposit intangible	13	8	—	21	—
Merger related expense	614	1,030	—	1,878	—

Total operating expenses	16,499	16,147	14,396	60,775	57,764

Income before provision for income taxes	8,007	7,280	7,423	31,205	30,531
Provision for income taxes	2,777	2,582	2,491	10,883	10,611

Net income	$5,230	$4,698	$4,932	$20,322	$19,920

Basic earnings per share	$0.31	$0.28	$0.30	$1.22	$1.19

Diluted earnings per share	$0.31	$0.28	$0.30	$1.21	$1.19

Average basic shares outstanding	16,867	16,733	16,504	16,600	16,687

Average diluted shares outstanding	17,126	16,953	16,597	16,811	16,797

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At December 31, 2015	At September 30, 2015	At December 31, 2014
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.19%	9.18%	9.26%
Tangible stockholders’ equity to total tangible assets (1)	9.12	9.10	9.26
Common shares outstanding (in thousands)	17,287	17,277	16,902
Stockholders’ equity per common share	$13.79	$13.58	$12.91
Tangible stockholders’ equity per common share (1)	13.67	13.46	12.91

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$5,779	$5,481	$3,115
Commercial real estate	10,796	17,057	12,758
Consumer	1,576	1,741	1,877
Commercial and industrial	123	115	557

Total non-performing loans	18,274	24,394	18,307
Other real estate owned	8,827	3,262	4,664

Total non-performing assets	$27,101	$27,656	$22,971

Purchased credit impaired (“PCI”) loans	$461	$1,019	$—

Delinquent loans 30 to 89 days	$9,087	$8,025	$8,960

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$4,918	$3,819	$2,031
Performing	26,344	26,935	21,462

Total troubled debt restructurings	$31,262	$30,754	$23,493

Allowance for loan losses	$16,722	$16,638	$16,317

Allowance for loan losses as a percent of total loans receivable	0.84%	0.85%	0.95%
Allowance for loan losses as a percent of total non-performing loans	91.51	68.21	89.13
Non-performing loans as a percent of total loans receivable	0.91	1.24	1.06
Non-performing assets as a percent of total assets	1.05	1.08	0.97

WEALTH MANAGEMENT
Assets under administration	$229,039	$205,087	$225,234

	For the Three Months Ended,			For Years Ended,
	December 31, 2015	September 30, 2015	December 31, 2014	December 31,
				2015	2014
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.81%	0.75%	0.84%	0.82%	0.86%
Return on average stockholders’ equity	8.85	8.02	9.06	8.92	9.18
Return on average tangible stockholders’ equity (1)	8.93	8.07	9.06	8.96	9.18
Net interest rate spread	3.27	3.16	3.19	3.18	3.23
Net interest rate margin	3.37	3.26	3.27	3.28	3.31
Operating expenses to average assets	2.55	2.56	2.46	2.47	2.50
Efficiency ratio	66.51	68.05	63.58	65.17	63.53

(1)	Tangible stockholders’ equity at December 31, 2015 is calculated by excluding intangible assets relating to goodwill and core deposit intangible.

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

		December 31, 2015	September 30, 2015	December 31, 2014
Real estate:
One-to-four family		$793,946	$789,517	$742,090
Commercial real estate, multi-family and land		818,445	804,063	649,951
Residential construction		50,757	51,580	47,552
Consumer		193,160	194,306	199,349
Commercial and industrial		144,788	129,379	83,946

Total loans		2,001,096	1,968,845	1,722,888

Loans in process		(14,206)	(14,145)	(16,731)
Deferred origination costs, net		3,232	3,216	3,207
Allowance for loan losses		(16,722)	(16,638)	(16,317)

Total loans, net		1,973,400	1,941,278	1,693,047

Less: mortgage loans held for sale		2,697	2,306	4,201

Loans receivable, net		$1,970,703	$1,938,972	$1,688,846

Mortgage loans serviced for others		$158,244	$164,488	$197,791

Loan pipeline:	Average Yield
Commercial	4.27%	$53,785	$71,944	$46,864
Construction/permanent	4.13	14,278	16,357	12,674
One-to-four family	3.92	17,582	23,537	20,072
Consumer	4.43	5,481	8,859	4,585

Total	4.19	$91,126	$120,697	$84,195

		For the Three Months Ended,			For the Years Ended
		December 31,	September 30,	December 31,	December 31,
		2015	2015	2014	2015	2014
Loan originations:
Commercial	4.31%	$72,534	$70,378	$77,739	$264,385	$243,858
Construction/permanent	4.15	12,386	11,867	16,355	48,558	50,556
One-to-four family	3.69	31,230	24,127	24,971	124,225	107,816
Consumer	4.31	10,431	13,841	12,395	48,594	52,070

Total	4.14	$126,581	$120,213	$131,460	$485,762	$454,300

Loans sold		$9,784	$11,063	$8,147	$48,614	$39,156	(1)
Net charge-offs		216	196	818	870	7,243	(2)

(1)	Loans sold for the year ended December 31, 2014 excludes $23.1 million relating to the bulk sale of non-performing loans.
(2)	Net charge-offs for the year ended December 31, 2014 includes $5.0 million relating to the bulk sale of non-performing loans.

DEPOSITS

	December 31, 2015	September 30, 2015	December 31, 2014
Type of Account
Non-interest-bearing	$337,143	$362,079	$279,944
Interest-bearing checking	859,927	883,940	836,120
Money market deposit	153,196	151,657	95,663
Savings	310,989	310,009	301,190
Time deposits	255,423	260,086	207,218

	$1,916,678	$1,967,771	$1,720,135

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED,
	DECEMBER 31, 2015			SEPTEMBER 30, 2015			DECEMBER 31, 2014
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$41,227	$16	0.16%	$55,047	$17	0.12%	$45,414	$17	0.15%
Securities (1) and FHLB stock	456,486	1,990	1.74	468,707	1,977	1.69	526,661	2,207	1.68
Loans receivable, net (2)	1,960,099	21,143	4.31	1,875,458	19,976	4.26	1,634,799	17,843	4.37

Total interest-earning assets	2,457,812	23,149	3.77	2,399,212	21,970	3.66	2,206,874	20,067	3.64

Non-interest-earning assets	129,297			122,269			130,663

Total assets	$2,587,109			$2,521,481			$2,337,537

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,371,421	381	0.11	$1,319,106	383	0.12	$1,304,075	255	0.08
Time deposits	256,372	836	1.30	244,325	779	1.28	209,844	755	1.44

Total	1,627,793	1,217	0.30	1,563,431	1,162	0.30	1,513,919	1,010	0.27
Borrowed funds	357,170	1,244	1.39	355,639	1,233	1.39	305,787	1,033	1.35

Total interest-bearing liabilities	1,984,963	2,461	0.50	1,919,070	2,395	0.50	1,819,706	2,043	0.45

Non-interest-bearing deposits	349,473			354,411			285,825
Non-interest-bearing liabilities	16,175			13,827			14,204

Total liabilities	2,350,611			2,287,308			2,119,735
Stockholders’ equity	236,498			234,173			217,802

Total liabilities and stockholders’ equity	$2,587,109			$2,521,481			$2,337,537

Net interest income		$20,688			$19,575			$18,024

Net interest rate spread (3)			3.27%			3.16%			3.19%

Net interest margin (4)			3.37%			3.26%			3.27%

	FOR THE YEARS ENDED,
	DECEMBER 31, 2015			DECEMBER 31, 2014
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$38,371	$44	0.11%	$39,549	$41	0.10%
Securities (1) and FHLB stock	481,306	8,125	1.69	542,609	9,248	1.70
Loans receivable, net (2)	1,826,161	77,694	4.25	1,603,434	70,564	4.40

Total interest-earning assets	2,345,838	85,863	3.66	2,185,592	79,853	3.65

Non-interest-earning assets	119,035			120,677

Total assets	$2,464,873			$2,306,269

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,311,252	1,241	0.09	$1,278,078	1,129	0.09
Time deposits	229,785	3,060	1.33	213,566	2,974	1.39

Total	1,541,037	4,301	0.28	1,491,644	4,103	0.28
Borrowed funds	353,860	4,733	1.34	311,570	3,402	1.09

Total interest-bearing liabilities	1,894,897	9,034	0.48	1,803,214	7,505	0.42

Non-interest-bearing deposits	327,216			257,058
Non-interest-bearing liabilities	14,851			29,082

Total liabilities	2,236,964			2,089,354
Stockholders’ equity	227,909			216,915

Total liabilities and stockholders’ equity	$2,464,873			$2,306,269

Net interest income		$76,829			$72,348

Net interest rate spread (3)			3.18%			3.23%

Net interest margin (4)			3.28%			3.31%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.

OTHER ITEMS

(in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	Three months ended, December 31, 2015	Year ended, December 31, 2015
Core earnings:
Net income	$5,230	$20,322
Add: Non-core merger related expenses	614	1,878
Less: Income tax benefit on non-core expenses	(173)	(556)

Core earnings	$5,671	$21,644

Core diluted earnings per share	$0.33	$1.29

ACQUISITION DATE – FAIR VALUE BALANCE SHEET

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Colonial, net of the total consideration paid (in thousands):

	At July 31, 2015
	Colonial Book Value	Purchase Accounting Adjustments		Estimated Fair Value
Assets acquired:
Securities	$6,758	$—		$6,758
Loans, gross	125,063	(3,597	)(1)	121,466
Allowance for loan losses	(1,578)	1,578		—
Other real estate owned	405	(148)		257
Deferred tax asset – recognition of net operating loss carryforward	—	2,292		2,292
– relating to purchase accounting adjustments	—	935		935
Other assets	8,823	(230)		8,593
Core deposit intangible	—	277		277
Goodwill	—	1,822		1,822

Total assets acquired	139,471	2,929		142,400

Liabilities assumed:
Deposits	123,103	243		123,346
Federal Home Loan Bank advances	6,800	—		6,800
Other liabilities	309	—		309

Total liabilities assumed	130,212	243		130,455

Net assets acquired	$9,259	$2,686		$11,945

(1)	Includes a general credit fair value deduction of $1,722,000; a fair value deduction on credit-impaired loans of $1,205,000; an interest rate fair value benefit of $980,000; and further credited by the write-off of Colonial’s capitalized loan origination costs of $1,650,000.

Included in net interest income for the quarter and the year ended December 31, 2015 is $177,000 and $317,000, respectively, of net accretion/amortization relating to the purchase accounting adjustments.

The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to the recorded carrying values may be required.

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